EXHIBIT B

FAIRNESS OPINION

HOWE BARNES HOEFER & ARN ETT 207 Jefferson Square Austin, Texas 78731 512 495 9890

September 15, 2009

Board of Directors
Citizens Financial Corp.
213 Third Street
Elkins, West Virginia 26241

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Citizens Financial Corp. (“Citizens Financial”) of the terms of the proposed merger of Citizens Financial with CFC Merger Corp. (“Merger Corp”) with Citizens being the surviving corporation (the “Merger”) pursuant to the Agreement of Merger (the “Agreement.”)

Pursuant to the Agreement, all Citizens Financial common stock shares held by any shareholder who holds in the aggregate, 825 or more Citizens Financial common stock shares will remain common stock shares.  All Citizens Financial common stock shares held by any shareholder   who holds, in the aggregate, less than 825 common stock shares will be converted into the right to receive Citizens Financial Class A common stock on a one-share-for-one-share exchange basis.  The Class A common stock will have rights and privileges separate and distinct from the existing common stock which are summarized below:

▪
The Class A common stock will be allowed voting rights only if the shareholders are being asked to approve a merger, consolidation, conversion, sale of assets other than in the regular course of business, voluntary dissolution of the corporation, or as required by law.  The Class A common stock will not enjoy general voting rights, including the right to participate in the annual election of directors.

▪
If Citizens Financial declares dividends, dividends must be paid on the Class A common stock before dividends may be paid on the existing common stock.  If dividends are paid, the dividends paid on the Class A common stock will enjoy a 5% premium over and above what is paid on the existing common stock.

▪
In the event Citizens Financial is party to a merger, share exchange, sale of assets other than in the regular course of business, voluntary dissolution of Citizens Financial, or other change in control which will result in the merger, sale, dissolution or effective dissolution of Citizens Financial, the Class A common stock will be converted into common stock shares and will be treated equally in all respects with the existing common stock.

Board of Directors Citizens Financial Corp. September 15, 2009 Page 2

▪
The Class A common stock has a right of first refusal in favor of Citizens Financial.  The first of first refusal requires a Class A common stock shareholder to notify Citizens Financial in writing of the terms of any transfer or sale of the Class A common stock.  Following receipt of the written notice, Citizens Financial has five business days to either request additional information regarding the sale or to immediately exercise its right of first refusal and purchase the shares of Class A common stock that are subject to the proposed transfer or sale upon the same terms as the proposed transfer or sale.

▪
The Class A common stock will have a liquidation preference over the existing common stock and the Class B common stock.  In the event of a liquidation, the Class A common stock holders will be entitled to receive liquidation assets equal to those assets received by the common stock shareholders or the book value of the corporation’s common stock, whichever is greater.

All capitalized items used in this paragraph shall have the meanings ascribed to them in the Agreement.  The terms of the Merger are more fully set forth in the Agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

3.
Participated in discussions with representatives of Citizens Financial concerning its financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

4.	Reviewed the terms of the Agreement;

3.
Reviewed certain financial statements, both audited (where available) and un-audited, and related financial information of Citizens Financial, including those included in its annual reports for the past two years and its quarterly reports for the past two years as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

4.
Reviewed certain financial forecasts and projections of Citizens Financial, prepared by their respective management teams, as well as the amount and timing of the cost savings expected to result from the Merger furnished to us by Citizens Financial;

5.	Reviewed reported market prices and historical trading activity of Citizens Financial common stock;

Board of Directors Citizens Financial Corp. September 15, 2009 Page 3

6.
Reviewed certain aspects of the financial performance of Citizens Financial and compared such financial performance of Citizens Financial, together with stock market data relating to Citizens Financial common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

10.	Compared the proposed financial terms of the Merger with the financial terms of certain other going private transactions that we deemed to be relevant;

11.	Participated in certain discussions and negotiations among representatives of Citizens Financial and their financial and legal advisors; and

12.	Reviewed such other information and performed such other studies and analyses as we considered relevant.

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Citizens Financial, and its representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the allowance for loan losses set forth in the balance sheet of Citizens Financial at June 30, 2009 was adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Citizens Financial, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Citizens Financial, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, it is important to understand that although subsequent developments may affect its opinion, we do not have any obligation to further update, revise, or reaffirm its opinion. We express no opinion on matters of a legal, regulatory, tax or accounting nature of the Merger or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Citizens Financial’s common stock than the Merger.

Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Citizens Financial and will receive a fee for our services, which is payable upon delivery of this opinion.

Board of Directors Citizens Financial Corp. September 15, 2009 Page 4

Howe Barnes’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of Citizens Financial’s common stock and does not address Citizens Financial’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Citizens Financial, and our opinion does not constitute a recommendation to any director of Citizens Financial as to how such director should vote with respect to the Agreement. In rendering this opinion, we express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of Citizens Financial, or any class of such persons relative to the consideration to be received by the holders of the common stock of the Citizens Financial in the transaction or with respect to the fairness of any such compensation.

Except as provided above, during the two years preceding the date of the opinion we have not had a material relationship with Citizens Financial where compensation was received or that we contemplate will be received after closing of the transaction.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment. This letter is addressed and directed to the Board of Directors of Citizens Financial in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The opinion herein expressed is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This opinion was approved by the fairness opinion committee of Howe Barnes.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the terms of the proposed Merger are is fair, from a financial point of view, to the holders of Citizens Financial’s common stock.

Sincerely,

/s/ Howe Barnes Hoefer & Arnett, Inc.

Howe Barnes Hoefer & Arnett, Inc.